EXHIBIT 99.2

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
OF
TEKMIRA PHARMACEUTICALS CORPORATION
(THE “COMPANY”)

JUNE 22, 2011

REPORT OF VOTING RESULTS
National Instrument 51-102 – Continuous Disclosure Obligations (Section 11.3)

The following matters were put to a vote by a show of hands or ballot, as indicated, at the annual and special meeting of the Company:

Outcome of Vote
1. The election of the following nominees as directors of the Company for the ensuing year or until their successors are elected or appointed:	Carried
Michael Abrams Arthur Bruskin Kenneth Galbraith Don Jewell Frank Karbe Daniel Kisner R. Ian Lennox Mark J. Murray
2. The appointment of KPMG LLP as auditor of the Company for the ensuing year.	Carried

3.  Resolution of shareholders of the Company approving the amendment to the Company’s stock option plan to increase from 1,369,255 to 1,643,144 common shares in respect of which stock options may be granted thereunder.
Passed by ballot The resolution was passed by 2,483,259 votes FOR and 579,826 votes AGAINST

4. Resolution of shareholders of the Company approving the Company’s 2011 Omnibus Share Compensation Plan.	Passed by ballot The resolution was passed by 2,483,753 votes FOR and 579,332 votes AGAINST

DATED the 7th day of July, 2011.

TEKMIRA PHARMACEUTICALS CORPORATION

By:	/s/ R. Hector MacKay-Dunn
R. Hector MacKay-Dunn, Q.C.
Corporate Secretary